Slide 1

TELEWRITER CORPORATION

A SUBSIDIARY OF

COMMUNICATIONS RESEARCH, INC.

A NEVADA CORPORATION  OTCBB:CRHI

PC-Based Real-Time Interactive

Collaborative Conferencing Software

67 Ramapo Valley Road  •  Suite 103

Mahwah, NJ 07430  USA

www. telewriterags.com

Phone (201) 684-0880

Fax (201) 584-0884

Carl Ceragno

carl@telewriterags.com

Slide 2

BACKGROUND AND NEED

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The Collaborative Computing Market Is Evolving

It reflects a growth market that is largely still being defined.  Today’s collaborative computing market consists of a segment that remains hardware-dependent.  Competing with the customized hardware segment is the server-based part of this market, which offers high-end services sold by subscription. TeleWRITER fills an expanding niche as an affordable PC-based, feature-rich software product.

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There Is Vast Unmet Market Potential

Industry analysts have estimated the size of the collaborative computing market to be $4.2 billion for 2005. However, just as Netscape took the Internet out of the hands of the few and put it into the hands of many, so TeleWRITER holds the potential of redefining the collaborative communication computing market.  The fact is that the current means by which a large swath of these markets shares information is both archaic and cumbersome.  Yet, key-user segments are technology-driven innovators on the technology life-cycle curve.

Slide 3

THE MARKET

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It is a time of opportunity.  As the industry addresses unmet market needs, there is a shakeout and defining of the standards that will emerge when rapid growth and broad demand take place.

Slide 4

THE MARKET

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TeleWRITER's software holds the potential of shaping the direction of this $4.2 billion market and shifting the role that collaborative computing will have on the way people share information and communicate in group settings.

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With niche players abounding with limited features offered, customers are faced with decisions between services and hardware, as well as just how much they are willing to spend. The flexibility, functionality and affordability of TeleWRITER AGS™ yield the potential of establishing demand, while shaping the direction and size of this growth market.

Slide 5

THE MISSION AND VISION

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TeleWRITER Corporation’s mission is to become the most extensively used premier, real-time, interactive collaboration software on the market.

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TeleWRITER Corporation’s vision is to establish the standard for real-time, interactive collaborative conferencing and information-sharing, while transferring the capabilities of collaborative computing from the hands of the few into the hands of the many.

Slide 6

PRODUCT POTENTIAL

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Within the collaborative communications computing sphere, the dual-level capability of providing a niche-specific TeleWRITER product line with a universal product holds a potential paralleling the market served by Adobe.  Adobe has made the Adobe Acrobat Reader a standard.  It is a software that is available for every computer and PDA.

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Similarly, the TeleWRITER engine represents a capability that should be in every computer, while holding the potential of serving a range of robust and unique, industry-specific collaborative communications computing needs.

Slide 7

PRODUCT DISTINCTIVES

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Conduct real-time online graphic, audio and video presentations

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Send and receive files between participants

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Collaborate and share other software applications

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Create and share images with advanced whiteboard applications

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Save, recall and reuse screens used during presentations

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Offer two-way interaction with participants

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Conduct presentations to audiences in multiple locations

Slide 8

SHORT-TERM GOALS (2 YEARS)

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Penetrate existing customer base with the TeleWRITER AGS™ upgrade

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Establish reps in the medical education and research, oilfield, telecom, environmental and construction industry sectors

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Create broad awareness of TeleWRITER AGS™ within the collaborative computing arena

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Launch the TeleWRITER equivalent to the Acrobat Reader

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Develop additional TeleWRITER product offerings and promote as Typewriter's Program Suite

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Pursue strategic alliances and joint ventures within the target market segments, plus the collaborative computing market

Slide 9

CAPITAL REQUIREMENTS

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$5 Million with funding scheduled in three segments as goals are met

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Breakeven is projected by Year 3

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Pay-out options for investors to commence in Year 5

Slide 10

FUNDING STRATEGY

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TeleWRITER Corporation’s alternatives are to fund growth from current activity volume or to accelerate the growth curve with a capital infusion from a symbiotic, compatible partner.

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The initial phase of funding will enhance the impact of the current nationwide marketing campaign. The second phase of funding will accelerate the timely development of a suite of TeleWRITER products. This strategy will include the rollout of the consumer version of TeleWRITER, as  the introduction of a series of new core and industry-specific products maximizes market penetration.

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As goals are met, Phase III funding will expand Typewriter's market thrust, product capabilities and have a focus on the acquisition of niche players to round out its positioning as an industry leader.

Slide 11

FUNDING STRATEGY

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TeleWRITER Corporation’s alternatives are to fund growth from current activity volume or to accelerate the growth curve with a capital infusion from a symbiotic, compatible partner.

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The initial phase of funding will enhance the impact of the current nationwide marketing campaign. The second phase of funding will accelerate the timely development of a suite of TeleWRITER products. This strategy will include the rollout of the consumer version of TeleWRITER, as  the introduction of a series of new core and industry-specific products maximizes market penetration.

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As goals are met, Phase III funding will expand Typewriter's market thrust, product capabilities and have a focus on the acquisition of niche players to round out its positioning as an industry leader

Slide 12

CONCLUSIONS

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There is an unmet need that corporate, educational and governmental clients are seeking. High-cost video-graphic service and equipment firms have been attempting to capitalize on this need without recognizing the realities of it being a software-world.

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TeleWRITER Corporation is therefore competitively leveraging:

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The software advantage with

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TeleWRITER's respected and recognized name,

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With its established user-relationships,

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The benefit-rich capabilities of its new Version 3.0 release, and

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The introduction of VideoWRITER, as the first in a suite of TeleWRITER products,

to make its mark in shaping the way the market approaches its collaborative communications computing needs in the days ahead.

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The timing of this opportunity is now.